Exhibit 12


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                    CANANDAIGUA BRANDS, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in thousands of dollars)

                                                                             For the
                                                       For the Fiscal       Six Month
                                                           Years            Transition
                                   Months Ended            Ended            Period Ended
                                    August 31,          February 28,         February 29, For the Fiscal Years Ended August 31,
                                -------------------  -------------------     ------------ ----------------------------
                                  1998       1997       1998      1997        1996         1995       1994      1993

Earnings:  (a)
  Income before provision       $49,809    $37,984    $84,866   $47,791      $  6,703      $66,698    $18,924   $25,268
for income taxes
  Add fixed charges              18,231     17,723     35,851    37,074        18,684       27,337     19,919     7,515
                                -------    -------    -------   -------       -------     -------    -------    ------
    Earnings                    $68,040    $55,707   $120,717   $84,865       $25,387      $94,035    $38,843   $32,783
                               ========   ========  =========  ========    ==========     ========   ========  ========

Fixed Charges:
  Interest on debt and          $16,665    $16,290    $32,917   $34,473       $17,447      $25,121    $18,367    $6,273
capitalized leases
  Amortization of direct          1,095      1,025      2,082     2,112         1,046        1,881      1,287       628
financing costs
  Amortization of discount          189        172        352       112             -             -          -         -
  Interest element of rentals       282        236        500       377           191          335        265       614
                                -------    -------    -------   -------       -------      -------    -------    ------
    Total fixed charges         $18,231    $17,723    $35,851   $37,074       $18,684      $27,337    $19,919    $7,515
                               ========   ========  =========  ========  ============     ========   ========  ========

Ratio of Earnings to Fixed          3.7        3.1        3.4       2.3           1.4       3.4        2.0       4.4
Charges                        ========   ========  =========  ========  ============  ========   ========  ========


(a)   For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.



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